Exhibit 99.1

March 29, 2005

Chesapeake Corporation Names Hayes Controller

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that Thomas G. Hayes has been elected controller of the corporation by its board of directors. He will also serve as principal accounting officer.

Prior to joining Chesapeake, Hayes served as audit director for PricewaterhouseCoopers LLP in their Richmond, Va. office. He was responsible for audit and non-audit services including SEC reporting, initial and secondary public debt offerings, debt restructuring, and acquisition and divestiture due diligence for a wide range of international manufacturing clients. Since beginning his career with the firm in 1988, he held numerous positions and served in the firm's offices in Charlotte, N.C.; Fort Lauderdale, Fla.; and Baltimore before joining the Richmond office in 2001.

Hayes received a bachelor of science degree from Wake Forest University. He is a member of the American Institute of Certified Public Accountants and the Virginia Association of Certified Public Accountants. Hayes is a Certified Public Accountant and is licensed in North Carolina, Florida and Virginia.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide. The company's website address is www.cskcorp.com.

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